Exhibit 10.15
TEMPLE-INLAND
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as amended and restated effective as of February 6, 2009)
ARTICLE 1
Intent
     This Temple-Inland Supplemental Executive Retirement Plan is maintained by TIN Inc. for the purpose of providing supplemental retirement benefits to eligible employees.
ARTICLE 2
Definitions
     2.1 “Actuarially Equivalent” means an amount of equal actuarial value computed using the interest rate and mortality assumptions set forth in Appendix I hereto.
     2.2 Administrator” means the person(s) or committee appointed to administer the Retirement Plan.
     2.3 “Affiliate” means any trade or business, whether or not incorporated, that together with the Company is treated as a single employer under Section 414(b) or 414(c) of the Code.
     2.4 “Base Pension Benefit” means the sum of the following: (a) the total monthly retirement income benefit, if any, payable to a Participant (or any alternate payee with respect to the Participant) under the Defined Benefit Arrangements, calculated assuming that the Participant commences receiving such retirement income benefit as of the Participant’s Retirement Date in the form of a monthly single life annuity payable over the Participant’s lifetime; and (b) the monthly amount, if any, of the monthly single life annuity set forth on Schedule II hereto with respect to the Participant.
     2.5 “Beneficiary” means (a) in the case of a Participant upon whose death a survivor benefit is payable under the Retirement Plan, the person to whom such survivor benefit is payable, or (b) in the case of a Participant upon whose death a survivor benefit is not payable under the Retirement Plan, such person as may be designated as the Participant’s Beneficiary in accordance with such rules and procedures as may be prescribed by the Committee.
     2.6 “Board” means the Board of Directors of the Company.
     2.7 “Code” means the Internal Revenue Code of 1986, as amended.
     2.8 “Company” means TIN Inc. and any successor thereto.

     2.9 “Deferred Compensation” means (a) bonus compensation deferred under the Temple-Inland Inc. Nonqualified Deferred Compensation Plan (or any successor thereto), and (b) cash compensation deferred under any plan, program or policy of the Company or any of its Affiliates requiring the deferral of compensation that would not be deductible by the Company or any of its Affiliates by reason of Section 162(m) of the Code.
     2.10 “Defined Benefit Arrangements” means the Retirement Plan, the benefits provided under Articles 5 hereof and 6 hereof, and such other plans, arrangements and benefits, if any, as may be designated as “Defined Benefit Arrangements” in an appendix hereto.
     2.11 “Early Retirement Benefit” means with respect to a Participant, a monthly annuity for the life of the Participant which, when combined with the Participant’s Base Pension Benefit, will equal 50 percent of the Participant’s Final Average Monthly Compensation, reduced by five percent (of the 50 percent amount) for each year (including fractions thereof based on whole calendar months) that the Participant’s Termination of Employment precedes the date that the Participant would attain age 60 (assuming the Participant survives until such date). By way of example, if a Participant’s Termination of Employment occurs upon the Participant’s attainment of age 58, the 50 percent amount would be reduced to 45 percent.
     2.12 “Early Retirement Date” means the first day of the month coinciding with or immediately following the date that a Participant incurs a Termination of Employment on or after the Participant’s Early Vesting Date but prior to the Participant’s Normal Vesting Date.
     2.13 “Early Vesting Date” means (a) the first date that a Participant has attained at least age 55 and completed at least fifteen years of Vesting Service, or (b) the date that a Participant incurs a Transformation Termination.
     2.14 “Final Average Monthly Compensation” means “Final Average Monthly Compensation” as defined in the Retirement Plan, without taking into account the limit set forth in Section 401(a)(17) of the Code.
     2.15 “Normal Retirement Benefit” means a monthly annuity for the life of the Participant which, when combined with the Participant’s Base Pension Benefit, will equal 50 percent of the Participant’s Final Average Monthly Compensation.
     2.16 “Normal Retirement Date” means the first day of the month coinciding with or immediately following the date that a Participant incurs a Termination of Employment on or after the Participant’s Normal Vesting Date.
     2.17 “Normal Vesting Date” means the first date that a Participant has attained at least age 60 and completed at least fifteen years of Vesting Service.

     2.18 “Other Company Plan” means any tax-qualified defined benefit pension plan, other than the Retirement Plan, that (a) is sponsored or maintained (or formerly sponsored or maintained) by the Company or any of its Affiliates (or former Affiliates) and (b) has been merged into the Retirement Plan or as to which benefits accrued thereunder, or service credited thereunder for benefit accrual purposes, is taken into account in determining accrued benefits under a Retirement Plan (other than for purposes of applying Section 415 of the Code).
     2.19 “Participant” means each person who is identified as a Participant for purposes of Articles 4, 5, 6 and/or 7 hereof.
     2.20 “Plan” means the Temple-Inland Supplemental Executive Retirement Plan, as set forth herein and amended from time to time. Effective August 2, 2002, sponsorship of this Plan was transferred from Temple-Inland Inc. to the Company.
     2.21 “Retirement Date” means a Participant’s Early Retirement Date or Normal Retirement Date, as applicable.
     2.22 “Retirement Benefit” means the total of a Participant’s Executive SERP Retirement Benefit (if any), Section 415 Retirement Benefit (if any), Section 401(a)(17) Retirement Benefit (if any), and Individual Retirement Benefit (if any).
     2.23 “Retirement Plan” means the Temple-Inland Retirement Plan (named the Temple-Inland Salaried Retirement Plan prior to December 31, 2002), as amended from time-to-time, and any successor thereto.
     2.24 “Section 401(a)(17) Amount” means the amount payable under Article 6 hereof, excluding the portion thereof attributable to the taking into account, pursuant to clause (a)(ii) of the first sentence of Section 6.2 hereof, of Deferred Compensation in determining the amount payable under the Article 6 hereof.
     2.25 “Spin-Off Date” means the effective date of the spin off by Temple-Inland Inc. of the stock of Guaranty Financial Group Inc.
     2.26 “Supplemental Plan” means the Temple-Inland Supplemental Benefits Plan.
     2.27 “Termination of Employment” means a Participant’s “separation from service” (within the meaning of Section 409A of the Code) with the Company and its Affiliates.
     2.28 “Transformation Termination” means a Termination of Employment that occurs as a result of the Transformation Plan announced by the Temple-Inland Inc. on February 26, 2007, as determined by the Administrator.
     2.29 “Vesting Service” means (a) in the case of a Participant who is an active participant in the Retirement Plan immediately prior to the Participant’s Termination of Employment, the Participant’s “Vesting Service” under such plan, and (b) in the case of any Participant who is not an active participant in the Retirement Plan immediately prior to the Participant’s Termination of Employment, “Vesting Service” as defined in an appendix hereto.
ARTICLE 3
Amount of Retirement Benefit Under Plan
     A Participant’s Retirement Benefit under this Plan shall be the aggregate of the Participant’s Executive SERP Retirement Benefit (if any) under Article 4, Section 415 Retirement Benefit (if any) under Article 5, Section 401(a)(17) Retirement Benefit (if any) under Article 6, and Individual Retirement Benefit (if any) under Article 7.
ARTICLE 4
Executive SERP Retirement Benefit
     4.1 Eligibility. Each person listed on Schedule I hereto shall be a “Participant” for purposes of this Article 4 and shall be eligible to receive an “Executive SERP Retirement Benefit” in accordance with, and subject to the terms of, this Article 4.
     4.2 Normal Retirement. If a Participant’s Termination of Employment occurs on or after the Participant’s Normal Vesting Date, the Participant shall be entitled to receive an Executive SERP Retirement Benefit, in the form of a lump sum payment, that is Actuarially Equivalent to the Participant’s Normal Retirement Benefit, payable as provided in Article 8 hereof. No Normal Retirement Benefit shall be payable hereunder if the Participant’s Base Pension Benefit as of the Participant’s Normal Retirement Date equals or exceeds 50 percent of the Participant’s Final Average Monthly Compensation.
     4.3 Early Retirement. If a Participant’s Termination of Employment occurs on or after the Participant’s Early Vesting Date but before the Participant’s Normal Vesting Date, the Participant shall be entitled to receive an Executive SERP Retirement Benefit, in the form of a lump sum payment, that is Actuarially Equivalent to the Participant’s Early Retirement Benefit, payable as provided in Article 8 hereof. No Early Retirement Benefit shall be payable hereunder if the Participant’s Base Pension Benefit as of the Participant’s Early Retirement Date equals or exceeds 50 percent of the Participant’s Final Average Monthly Compensation, reduced by five percent for each year (including fractions thereof based on whole calendar months) that the Participant’s Termination of Employment precedes the date that the Participant would attain age 60 (assuming the Participant survives until such date).
     4.4 Survivor Benefit. In the event of a Participant’s death after the Participant’s Early Vesting Date or Normal Vesting Date but before the Participant’s Termination of Employment, the Participant’s Beneficiary shall be entitled to receive a survivor benefit (“Survivor Benefit”) pursuant to this Article 4 equal to 50% of the lump sum amount that would be payable to the Participant hereunder assuming that the Participant’s Retirement Date occurred as of the day before the Participant’s death. In the event of a Participant’s death after Termination of Employment but before actual payment to the Participant of the Participant’s Executive SERP Retirement Benefit, the full amount of the lump sum payment that would have been paid to the Participant shall be paid to the Participant’s Beneficiary. Any Survivor Benefit payable pursuant to this Article 4 shall be paid in accordance with Article 8 hereof.
     4.5 Vesting. Unless a Participant’s Early Retirement Date or Normal Retirement Date occurs on or prior to the Participant’s Termination of Employment or death, no Executive SERP Retirement Benefit (or any other benefit) shall be payable pursuant to this Article 4 to the Participant or the Participant’s Beneficiary.
ARTICLE 5
Section 415 Retirement Benefit
     5.1 Eligibility. Each person who is a participant in the Retirement Plan shall be a “Participant” for purposes of this Article 5 and shall be eligible to receive a “Section 415 Retirement Benefit” in accordance with, and subject to the terms, of this Article 5.
     5.2 A Participant shall be entitled to receive upon Termination of Employment, a Section 415 Retirement Benefit, in the form of a lump sum payment, that is Actuarially Equivalent to the excess, if any, of (a) the amount the Participant would have been entitled to receive under the Retirement Plan from time to time, but determined without regard to the limitations imposed on benefits provided under the Retirement Plan by reason of Section 415 of the Code, over (b) the amount such Participant was entitled to receive under the Retirement Plan taking into account the limitations imposed on benefits provided under the Retirement Plan by reason of Section 415 of the Code, provided that the minimum Section 415 Retirement Benefit determined pursuant to this Article 5 shall be equal to the amount that would be payable under the Retirement Plan but for the application of Section 401(a)(17) of the Code and Section 415 of the Code, reduced by the Section 401(a)(17) Amount.
     5.3 Survivor Benefit. In the event of a Participant’s death prior to the payment of any Section 415 Retirement Benefit to the Participant pursuant to this Article 5, this Article 5 shall apply to the Participant’s Beneficiary and terms of this Article 5 shall be applied by reference to the amount, if any, payable to the Beneficiary under the Retirement Plan.
     5.4 Certain Reductions. Any payments to which a Participant or Beneficiary would otherwise be entitled under the preceding provisions of this Article 5 shall be reduced by an amount that is Actuarially Equivalent to the excess of (a) any benefits to which the Participant or Beneficiary is entitled (or has previously received) pursuant to this Article 5 or the terms of any plan, program, or arrangement that is (or was) intended to “make up” for reductions in accrued benefits under any Other Company Plan occurring by reason of Section 415 of the Code, Section 401(a)(17) of the Code, or the deferral of compensation, over (b) the amount of any reduction in the Participant’s benefits under Section 6.4 hereof.

ARTICLE 6
Section 401(a)(17) Retirement Benefit
     6.1 Eligibility. Each person who is a participant in the Retirement Plan shall be a “Participant” for purposes of this Article 5 and shall be eligible to receive a “Section 401(a)(17) Retirement Benefit” in accordance with, and subject to the terms of, this Article 6.
     6.2 A Participant shall be entitled to receive upon Termination of Employment, a Section 401(a) (17) Retirement Benefit, in the form of a lump sum payment, that is Actuarially Equivalent to the excess, if any, of (a) the amount the Participant would have been entitled to receive under the Retirement Plan from time to time, but determined (i) without regard to the compensation limitation imposed under the Retirement Plan by reason of Section 401(a)(17) of the Code, and (ii) by taking into account Deferred Compensation at the time such compensation would otherwise have been paid absent deferral, over (b) the amount the Participant was entitled to receive under the Retirement Plan taking into account the compensation limitation imposed under the Retirement Plan by reason of Section 401(a)(17) of the Code. Notwithstanding the foregoing provisions of this Article 6, the amount otherwise payable to a Participant pursuant to this Article 6 shall be reduced to the extent that the sum of (a) the amount payable pursuant to the terms of this Article 6, (b) any amount payable to the Participant pursuant to Article 5 hereof, and (c) amounts payable to the Participant under the Retirement Plan, exceed the amount that would be payable under the Retirement Plan but for the application of Sections 401(a)(17) and 415 of the Code and the exclusion of Deferred Compensation from the definition of “Compensation” under the Retirement Plan.
     6.3 Survivor Benefit. In the event of a Participant’s death prior to the payment of any Section 401(a)(17) Retirement Benefit to the Participant pursuant to this Article 6, this Article 6 shall apply to the Participant’s Beneficiary and terms of this Article 6 shall be applied by reference to the amount, if any, payable to the Beneficiary under the Retirement Plan. Any survivor benefit payable pursuant to this Article 6 shall be paid in accordance with Article 8.
     6.4 Certain Reductions. Any payments to which a Participant or Beneficiary would otherwise be entitled pursuant to the preceding provisions of this Article 6 shall be reduced by an amount that is Actuarially Equivalent to the amount of any benefits to which the Participant is entitled (or has previously received) pursuant to Article 6 hereof or the terms of any plan, program, or arrangement that is (or was) intended to “make up” for reductions in accrued benefits under any Other Company Plan occurring by reason of Section 401(a)(17) of the Code or the deferral of compensation.

ARTICLE 7
Individual Retirement Benefit
     A person shall be a “Participant” for purposes of this Article 7 only to the extent specifically provided in an appendix to this Plan and shall be entitled to an Individual Retirement Benefit only to the extent specifically provided in the appendix. The amount and other terms and conditions of the Individual Retirement Benefit shall be governed by the terms of the applicable appendix and the terms of this Plan.
ARTICLE 8
Payment of Benefits
     8.1 Termination of Employment On or After January 1, 2008. In the case of a Participant who incurs a Termination of Employment on or after January 1, 2008, the Participant’s Retirement Benefit shall be calculated as of the date of Termination of Employment and shall be paid in the form of a lump-sum payment payable as soon as practicable after Termination of Employment (and in all events within 90 days after Termination of Employment).
     8.2 Termination of Employment Before January 1, 2008. In the case of a Participant who incurs a Termination of Employment before January 1, 2008, the Participant’s Retirement Benefit shall be paid to the Participant in accordance with the terms of the Plan as in effect prior to the date of this amendment and restatement, any “Participant Consent to Payment” or “Consent to Distribution” (each, a “Consent”), and the requirements of Section 409A of the Code (to the extent applicable).
     8.3 Certain Consents to Payment. Notwithstanding anything in this Article 8 to the contrary and whether or not the Participant has incurred a Termination of Employment, in the case of any Participant who has executed a Consent, the Participant’s Retirement Benefit shall be paid in accordance with such Consent and the Actuarially Equivalent amount to be paid shall be determined in accordance with the terms of such Consent.
     8.4 Section 409A Mandatory Delay in Benefit Payments for Specified Employees. Notwithstanding the preceding provisions of this Article 8, to the extent required by Section 409A of the Code, the Administrator shall delay payment of the Retirement Benefit of a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) until the earlier of (a) the date that is six months after the date of the Participant’s Termination of Employment, or (b) the date of the specified employee’s death. The aggregate amount of payment(s) otherwise payable during the delay period (plus interest thereon at a rate equal to the simple average of the rate for the last four reporter quarters preceding the Participant’s Termination of Employment under the Vanguard U.S. Treasury Fund under the Temple-Inland Salaried Savings Plan or any successor thereto) shall be payable to the specified employee upon the expiration of the delay period.
     8.5 Survivor Benefits. Any survivor benefits payable to a Beneficiary pursuant to Articles 4, 5, 6, and/or 7 shall be calculated as of the date of the Participant’s death and shall be paid in the form of a lump-sum payment payable as soon as practicable after the date of the Participant’s death (and in all events within 90 days after such date of death).
ARTICLE 9
Claims
     9.1 Claims Procedure. Claims for benefits under the Plan shall be filed with the Administrator. If any Participant or other payee (a “claimant”) claims to be entitled to a benefit under the Plan and the Administrator determines that such claim should be denied in whole or in part, the Administrator shall notify such claimant of its decision in writing (which may be provided electronically). Such notification will be written in a manner calculated to be understood by the claimant and will contain (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions, (c) a description of any additional material or information necessary for the claimant to perfect such claim and an explanation of why such material or information is necessary, and (d) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following the rendering of an adverse decision on review. Such notification will be given within a reasonable period of time, but not later than 90 days after the claim is received by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that such an extension of time is required, written notice of the extension shall be provided to the claimant prior to the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. In no event shall the extension exceed an additional 90 days from the end of the initial 90-day period. Any electronic notification provided by the Administrator under this Article 9 shall comply with the standards imposed by 29 C.F.R. 2520.104b-1(c)(1)(i)-(iv).
     9.2 Review Procedure.
          (a) Within 60 days after the date on which a claimant receives a written notice of a denied claim, the claimant may file a written request with the Administrator for a review of the denied claim. If the claimant requests a review of the denied claim, the claimant shall be entitled to submit to the Administrator written comments, documents, records and other information relating to the claim for benefits and to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

The Administrator shall perform its review taking into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator will notify the claimant of its decision in writing (which may be provided electronically). If the claim is denied, the notification will be written in a manner calculated to be understood by the claimant and will contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of the Plan, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits, and (iv) a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
          (b) The review provided for by Section 9.2(a) will be made within a reasonable period of time, but not later than 60 days after the Administrator receives the request for review, unless the Administrator determines that special circumstances require an extension of time for processing the claim. If the Administrator determines that an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the end of the initial 60-day period. The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. In no event shall the extension exceed an additional 60 days from the end of the initial 60-day period. If the extension of time is needed due to the claimant’s failure to submit information necessary to make a decision, the period during which the Administrator must make a decision shall be tolled from the date the extension notice is sent to the claimant until the date the claimant responds to the request for additional information.
ARTICLE 10
Administration
     This Plan shall be administered by the Administrator. The Administrator shall have all powers necessary to carry out the provisions of this Plan, including, without reservation, the power to delegate administrative matters to other persons and to interpret this Plan in its discretion.
ARTICLE 11
Miscellaneous
     11.1 Amendment or Termination. The Board may amend or terminate the Plan at any time; provided, however, that (a) either the Board or the Chief Executive Officer of the Company may amend or modify Schedule I hereto at any time, and (b) no amendment or termination of the Plan (each, a “Plan Change”) may adversely affect in any material respect any vested portion of the Participant’s Retirement Benefits as of the date of the Plan Change without the consent of the Participant (or the Participant’s Beneficiary if the Participant is deceased as of the date of the Plan Change).

     11.2 No Duplication of Benefits. Notwithstanding any provisions of this Plan to the contrary, the Section 415 Retirement Benefit and the Section 401(a)(17) Retirement Benefit payable under Articles 5 and 6, respectively, shall be determined and coordinated by the Administrator so as to prevent any duplication of benefits under this Plan and any Other Company Plan.
     11.3 No Alienation of Benefits. Participants and Beneficiaries shall have no right to alienate, anticipate, commute, sell, assign, transfer, pledge, encumber or otherwise convey the right to receive any payment under this Plan, and any payment under this Plan or rights thereto shall not be subject to the debts, liabilities, contracts, engagements or torts of Participants or Beneficiaries nor to attachment, garnishment or execution, nor shall they be transferable by operation of law in the event of bankruptcy or insolvency. Any attempt, whether voluntary or involuntary, to effect any such action shall be null, void, and of no effect.
     11.4 No Rights to Continued Employment. Nothing contained herein shall be construed as conferring upon a Participant the right to continue in the employ of the Company or any Affiliate.
     11.5 Incapacity. If the Administrator determines that any Participant or Beneficiary is unable to care for his or her affairs because of illness or accident, any Retirement Benefit or Survivor Benefit payment due hereunder (unless a prior claim therefor shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to such Participant’s or Beneficiary’s spouse, child, brother or sister, or to any person deemed by the Administrator to have incurred expenses for such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liabilities of the Company hereunder.
     11.6 Withholding. The Company shall have the right to deduct from any payment to be made pursuant to this Plan or any other payment to be made to a Participant or Beneficiary by the Company or any of its affiliates any Federal, state or local taxes required by law to be withheld with respect to the participation of the Participant in this Plan and payments made hereunder.
     11.7 No Funding of Benefits. To the extent a Participant or any other person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company, and such person shall have only the unsecured promise of the Company that such payments shall be made.
     11.8 Top-Hat Plan; Excess Plan. The Plan, except with respect to the Section 415 Retirement Benefits provided pursuant to Article 5 hereof, is intended to qualify as a “top-hat” plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall cover a select group of management or highly compensated employees. The Section 415 Retirement Benefits provided pursuant to Article 5 hereof and related provisions of the Plan shall constitute a separate plan that is an excess benefit plan within the meaning of Section 3(36) of ERISA.

     11.9 Headings. The headings of Sections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of the Plan.
     11.10 Applicable Law. This Plan shall be construed and enforced in accordance with the laws of the State of Texas, except to the extent preempted by federal law.
     11.11 Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code, and the Administrator shall administer and interpret the Plan in accordance with such requirements. If any provision of the Plan conflicts with the requirements of Section 409A of the Code, the requirements of Section 409A of the Code shall supersede any such Plan provision.

SCHEDULE I
PARTICIPANTS
Randall D. Levy
J. Patrick Maley III
Doyle R. Simons

APPENDIX I
ACTUARIAL EQUIVALENCE
     1. For purposes of the definition of Actuarially Equivalent for Retirement Benefits with an “annuity starting date” (within the meaning of Section 417 of the Code) on or after January 1, 2008 and prior to May 2, 2008, the following shall be used: (a) an interest rate equal to the “applicable interest rate” under Section 417(e)(3) of the Code for the second full calendar month immediately preceding the first day of the calendar year during which the annuity starting date occurs, and (b) the “applicable mortality table” under Section 417(a)(3) of the Code.
     2. For purposes of the definition of Actuarially Equivalent for Retirement Benefits with an “annuity starting date” (within the meaning of Section 417 of the Code) on or after May 2, 2008, the following shall be used: (a) an interest rate equal to the annual rate of interest on 30-year Treasury securities for the second full calendar month immediately preceding the first day of the calendar year during which the annuity starting date occurs, and (b) the “applicable mortality table” under Section 417(a)(3) of the Code. The calculation of Actuarially Equivalent Retirement Benefits under this Section 2 shall reflect any early retirement subsidy under the Retirement Plan (by reference to which benefits under this Plan are determined), as of the later of (i) age at Termination of Employment and (ii) the earliest early retirement date permitted under the Retirement Plan, actuarially reduced from such date to the date of Termination of Employment.